EXHIBIT 95

MINE SAFETY DISCLOSURES

During the reporting period covered by this report:
1. The U.S. Mine Safety and Health Administration (“MSHA”) assessed civil penalties totaling $362 for citations related to work performed by our subsidiary MOR PPM, Inc. (“PPM”) at Covia Holding Corporation’s Crane Plant in Crane County, Texas. PPM has no other disclosures to report under section 1503 related to its work performed at this mine for the period covered by this report.
2. MSHA assessed a civil penalty of $121 for a citation related to work performed by PPM at Black Mountain Sand, Midcon, LLC’s Blaine Mine in Dewey, Oklahoma. PPM has no other disclosures to report under section 1503 related to its work at this mine for the period covered by this report.
3. MSHA assessed a civil penalty of $121 for a citation related to work performed by PPM at Black Mountain Sand, LLC’s El Dorado Plant in Winkler, Texas. PPM has no other disclosures to report under section 1503 related to its work at this mine for the period covered by this report.
4. MSHA assessed civil penalties totaling $242 for citations related to work performed by PPM at the Smart Sand, Inc. mine in Monroe, Wisconsin. PPM has no other disclosures to report under section 1503 related to its work at this mine for the period covered by this report.
5. MSHA assessed civil penalties totaling $268 for citations or orders related to work performed by our subsidiary Southern Industrial Constructors, Inc. (“SIC”) at U.S. Silica Company’s Columbia Plant in Lexington County, South Carolina. SIC was issued one significant and substantial order by MSHA related to work it performed at the Columbia Plant. SIC has no other disclosures to report under section 1503 related to its work performed at this mine for the period covered by this report.
6. MSHA assessed a civil penalty of $118 for a citation related to work performed by SIC at 3M Company’s 3M Pittsboro mine in Chatham County, North Carolina. SIC has no other disclosures to report under section 1503 related to its work performed at this mine for the period covered by this report.